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                         SHEARSON LEHMAN BROTHERS INC.

                                      and

                     CONTINENTAL BANK, NATIONAL ASSOCIATION
                           As Trustee Under Indenture
                           DATED AS of June 14, 1989

                          THIRD SUPPLEMENTAL INDENTURE
                          Dated As Of December 2, 1992


     THIS THIRD SUPPLEMENTAL INDENTURE, dated as of December 2, 1992, between Shearson Lehman Brothers Inc., a corporation duly organized and existing under the laws of the State of Delaware (the "Company"), having its principal office at American Express Tower, World Financial Center, New York, New York 10285, and Continental Bank, National Association, a national banking association organized and existing by virtue of the laws of the United States of America (the "Trustee"), acting as Trustee under the indenture dated as of June 14, 1989, between the Company and the Trustee (the "Original Indenture").


                              W I T N E S S E T H:

     WHEREAS, the Original Indenture provides for the issuance from time to time thereunder, in series, of debt securities of the Company to provide funds for its corporate purposes; and

     WHEREAS, the Company has duly authorized the execution and delivery of the First Supplemental Indenture dated as of June 21, 1989 (the "First Supplemental Indenture") and the Second Supplemental Indenture dated as of October 3, 1990 (the "Second Supplemental Indenture;" the First Supplemental Indenture and the Second Supplemental Indenture each a "Supplemental Indenture" and collectively the "Supplemental Indentures," and the Original Indenture as so supplemented the "Indenture"); and

     WHEREAS, the First Supplemental Indenture and the Second Supplemental Indenture provide for the creation and issuance of the Company's 9-1/2% Notes and 9-7/8% Notes, respectively, with the terms and provisions as therein set forth (the 9-1/2% Notes and 9-7/8% Notes collectively referred to as the "Notes"); and

     WHEREAS, each of the Supplemental Indentures provides that the minimum denomination of the respective series of Notes is $100,000; and

     WHEREAS, the Company desires, by this Third Supplemental Indenture, to change the minimum denomination of each series of the Notes; and

     WHEREAS, Section 1101(10) of the Original Indenture provides that a supplemental indenture may be entered into by the Company and the Trustee without the consent of any Holders of Securities of any series, to make provisions with respect to matters or questions arising under the Indenture; and


     WHEREAS, the Company has determined that this Third Supplemental
Indenture
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complies with said Section 1101(10) and does not require the consent of any Holders of Securities; and

     WHEREAS, all acts and things necessary to make this Third Supplemental Indenture a valid agreement of the Company in accordance with its terms have been done, and the execution and delivery of this Third Supplemental Indenture have in all respects been duly authorized.

     NOW, THEREFORE, THIS SUPPLEMENTAL INDENTURE WITNESSETH:

     For and in consideration of the premises it is mutually covenanted and agreed, for the equal and proportionate benefit of the Holders, as follows:

     SECTION 1. Defined Terms. All capitalized terms used in this Third Supplemental Indenture and not otherwise defined shall have the meanings ascribed to them in the Original Indenture or the applicable Supplemental Indenture.

     SECTION 2.    Minimum Denomination of the Notes.

     The fifth paragraph of Section 2 of the First Supplemental Indenture shall be deleted in its entirety and replaced with the following:

     "The 9-1/2% Notes shall be issued in minimum denominations of $1,000 and integral multiples thereof."

     The fifth paragraph of Section 3 of the Second Supplemental Indenture shall be deleted in its entirety and replaced with the following:

     "The 9-7/8% Notes shall be issued in minimum denominations of $1,000 and integral multiples thereof."
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                                  TESTIMONIUM



     This Supplemental Indenture may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.

     IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed, and their respective corporate seals to be hereunto affixed and attested, all as of the date first above written.

                                        SHEARSON LEHMAN BROTHERS INC.



                                        By  /s/ Michael R. Milversted
                                           ----------------------------
                                           Executive Vice President and
                                           Treasurer

ATTEST:


/s/ Madeline Shapiro
- ------------------------
Asst. Secretary



                                        CONTINENTAL BANK, NATIONAL ASSOCIATION



                                        By  /s/ Greg Jordan
                                           ----------------------------
                                           Vice President

ATTEST:



/s/
- ------------------------
Trust Officer